EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Declares Quarterly Cash Dividend, and Announces a Presentation by Management at the 22nd Annual CFANY Insurance Conference

DES MOINES, Iowa (March 2, 2018) - EMC Insurance Group Inc. (NASDAQ:EMCI) (the “Company”) today announced that its board of directors declared a quarterly cash dividend of $0.22 per share of common stock payable March 21, 2018, to stockholders of record as of March 14, 2018. The Company has declared a quarterly dividend since becoming a publicly held company in February 1982, and has never reduced its dividend.

Management Presentation
Additionally, on Tuesday, March 20, 2018, Bruce G. Kelley, President and Chief Executive Officer, and Mick A. Lovell, Executive Vice President of Operations, will present at the 22nd Annual Insurance Conference sponsored by the CFA Society New York (CFANY). The presentation will occur at 12:30 p.m. Eastern time at the offices of the CFANY, located at 1540 Broadway, New York, NY. Interested persons may access the presentation slides on the Company’s investor relations website at investors.emcins.com on the day of the presentation. A live webcast of the event will not be available to the general public.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Contacts
Investors:                        Media:
Steve Walsh, 515-345-2515                Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com                lisa.l.hamilton@emcins.com